As filed with the Securities and Exchange Commission on June 25, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
STEELCLOUD, INC.
(Name of small business in its charter)

Virginia	54-1890464
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
14040 Park Center Road, Herndon, VA 20171
(Address of principal executive offices) (Zip Code)
(703) 674-5500
(Issuer’s telephone number)
SteelCloud, Inc. 2002 Stock Option Plan
SteelCloud, Inc. 2007 Stock Option Plan
Amended Employee Stock Purchase Plan
(Full Title of Plan)
GERSTEN SAVAGE LLP
Jay M. Kaplowitz, Esq.
Peter J. Gennuso, Esq.
600 Lexington Avenue, 9th Floor
New York, NY 10022
PHONE (212) 752-9700 FAX (212) 980-5192
(Agent for Service)
CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	OFFERING PRICE	AGGREGATE	REGISTRATION
		PER UNIT (1)	OFFERING PRICE (2)	FEE
Common Stock $0.001 par value	2,550,000(2) shares	$1.23 per share	$3,136,500	$96.29

(1)	The provisions of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the plans described herein as the result of any future stock split, stock dividend, or similar adjustment of Registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act upon the basis of the average between the high and low prices for shares of common stock of the Registrant as reported on the Nasdaq Global Marked on June 14, 2007 which was $1.23.

TABLE OF CONTENTS
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
Item 3.   Incorporation of Documents by Reference
Item 4.   Description of Securities
Item 5.   Interests of Named Experts and Counsel
Item 6.   Indemnification of Directors and Officers
Item 7.   Exemption from Registration Claimed
Item 8.   Exhibits
Item 9.   Undertakings
SIGNATURES
EXHIBIT INDEX

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plans, as specified in Rule 428(b)(1)(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference.
The following documents filed by SteelCloud, Inc. (the “Registrant”) with the Commission are hereby incorporated by reference:
(a)	our annual report on Form 10-K containing Audited Financial Statements for the Registrant’s fiscal year ended October 31, 2006, filed with the Commission on January 23, 2007.

(b)	our Quarterly Report on Form 10-Q for the quarter ended April 30, 2007, filed with the Commission on June 13, 2007.

(c)	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2007, filed with the Commission on March 19, 2007.

(d)	our Current Report on Form 8-K dated March 14, 2007, filed with the Commission on March 19, 2007;

(e)	our Current Report on Form 8-K dated February 22, 2007, filed with the Commission on February 27, 2007;

(f)	our Current Report on Form 8-K dated January 26, 2007, filed with the Commission on February 16, 2007; and
     (g) A description of the Registrant’s securities contained in the Registration Statement on Form 424B3 filed with the Commission on December 23, 2003, filed by the Registrant to register the securities under the Securities Act, including all amendments filed for the purpose of updating such securities’ description.
     Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
VIRGINIA STOCK CORPORATION ACT
Section 697 A of the Virginia Stock Corporation Act (“VSCA”) provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.
Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.
Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).
Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under Section 699 are to be made in the manner specified in Section 701 of the VSCA.
Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director’s reasonable expenses incurred to obtain the order of indemnification.
Section 702 of VSCA states that, unless limited by a corporation’s articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.
Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.
Article 11 of the Company’s Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a “proceeding”), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director’s or officer’s willful misconduct or knowing violation of criminal law.
Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.
Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.
For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company’s request if such person’s duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.
INDEMNIFICATION AGREEMENTS
The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     See Index to Exhibits, which list of exhibits is incorporated herein by reference.
Item 9. Undertakings.
     (a)The undersigned Registrant hereby undertakes:
     (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include, any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing previsions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 25, 2007.

STEELCLOUD, INC.

By:	/s/ Clifton W. Sink, Jr.

Name: Clifton W. Sink, Jr.
Title: Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Clifton W. Sink, Jr. as such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on June 25, 2007 by the following persons in the capacities indicated.

By:	/s/ Robert Richmond

Name: Robert Richmond
Title: Chief Operating Officer

By:	/s/ Kevin Murphy

Name: Kevin Murphy
Title: Chief Financial Officer

By:	/s/ VADM E. A. Burkhalter USN (Ret.)

Name: VADM E. A. Burkhalter USN (Ret.)
Title: Chairman of the Board of Directors

By:	/s/ James Bruno

Name: James Bruno
Title: Director

By:	/s/ Jay Kaplowitz

Name: Jay Kaplowitz
Title: Director

By:	/s/ Benjamin Krieger

Name: Benjamin Krieger
Title: Director

By:	/s/ Ashok Kaveeshwar

Name: Ashok Kaveeshwar
Title: Director

INDEX TO EXHIBITS

Exhibit
Number	Exhibit
4.1	SteelCloud, Inc. Amended 2002 Employee Stock Option Plan
4.2	SteelCloud, Inc. 2007 Employee Stock Option Plan
4.3	SteelCloud, Inc. Amended Employee Stock Purchase Plan
5.1	Opinion of Gersten Savage LLP
23.1	Consent of Grant Thornton LLP, Independent Independent Registered Public Accounting Firm
23.2	Consent of Gersten, Savage LLP (incorporated by reference to Exhibit 5.1)
24.1	Power of Attorney relating to subsequent amendments (included on signature page to this Registration Statement)